EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROSOFT ISSUES STATEMENT REGARDING YAHOO!

REDMOND, Wash. — May 18, 2008 — Microsoft Corp. (NASDAQ: MSFT) today issued the following statement:

“In light of developments since the withdrawal of the Microsoft proposal to acquire Yahoo! Inc., Microsoft announced that it is continuing to explore and pursue its alternatives to improve and expand its online services and advertising business. Microsoft is considering and has raised with Yahoo! an alternative that would involve a transaction with Yahoo! but not an acquisition of all of Yahoo! Microsoft is not proposing to make a new bid to acquire all of Yahoo! at this time, but reserves the right to reconsider that alternative depending on future developments and discussions that may take place with Yahoo! or discussions with shareholders of Yahoo! or Microsoft or with other third parties.

“There of course can be no assurance that any transaction will result from these discussions.”

About Microsoft

Founded in 1975, Microsoft (NASDAQ: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/presspass/contactpr.mspx.

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Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of a number of factors, including those set forth in Microsoft’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft Corporation’s Investor Relations department at (800) 285-7772 or at Microsoft Corporation’s website at http://www.microsoft.com/msft.

All information in this release is as of May 18, 2008. Microsoft Corporation undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Joele Frank, Wilkinson Brimmer Katcher: Joele Frank/Eric Brielmann/Jamie Moser, (212) 355-4449

Financial analysts and investors only:

Colleen Healy, General Manager, Investor Relations, (425) 706-3703

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